Exhibit 99.1

Trilogy Metals Reports Second Quarter Fiscal 2020 Financial Results

VANCOUVER, BC, July 8, 2020 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy Metals" or "the Company") announces its financial results for the second quarter ended May 31, 2020.  Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Highlights

  Strong working capital position of $12.8 million and cash on hand of $12.3 million.
  Ambler Mining District Industrial Access Project, or AMDIAP, Record of Decision expected by the end of July 2020.
  Feasibility study results for the Arctic Project expected in Q3 2020.
  The outbreak of the novel coronavirus (COVID-19) has resulted in the deferral of this summer's exploration programs at the Upper Kobuk Mineral Projects ("UKMP").

Ambler Mining District Industrial Access Project (AMDIAP)

In a press release dated March 27, 2020, the Company announced the release of the final Environmental Impact Statement (EIS) by the United States Bureau of Land Management (BLM). The final step in the permitting process for the AMDIAP is the issuance of the Record of Decision by the BLM which is expected to be issued by the end of July 2020.

Project Activities

Activities at the Arctic Project during the second quarter focused mainly on updating the 2020 Arctic resource and metallurgical drill program for resource definition and variability testing and planning for the next stages of engineering studies to advance the project towards permitting and development. Work on the feasibility study for the Arctic project continued during the second quarter, with an expected completion date in the third quarter of 2020.

The Bornite geological model was updated during the second quarter incorporating the 2019 drill program results. Additional sample collection from Bornite drill core was completed during the quarter for age determinations on certain mineral species. Five additional composite samples for metallurgical testing from the potential underground resource area were collected during the quarter.

Regional project activities during the second quarter consisted mainly of updating the Sunshine prospect geologic model incorporating the 2019 drill results. In addition, metallurgical work began on five composite samples from the Sunshine prospect. Test work is ongoing and will continue through the third quarter. The Company also continued its review of historical exploration data collected for the Ambler Mining District.

Deferral of the 2020 Summer Exploration Programs at the UKMP

Through Ambler Metals LLC ("Ambler Metals") we and our joint venture partner, South32 Limited ("South32") have decided not to proceed with the 2020 exploration program after assessing the current novel coronavirus (COVID-19) environment. Ambler Metals gave due consideration to the merits of carrying out an abridged work program at the UKMP. However, given the continued uncertainty resulting from COVID-19, ongoing safety concerns (despite added safety protocols including physical distancing, protective equipment and testing) and the fact that, due to COVID-19, the planned field season had already been delayed to the point at which any field season would provide limited critical path benefits, the decision has been made not to proceed with a 2020 field season. The safety of our employees, contractors and the communities where we work is paramount. We are disappointed as we know delay affects everyone involved, including our partner NANA Regional Corporation, Inc. ("NANA") and our NANA shareholder hires.

We do not anticipate the deferral of the field season to significantly impact the development timeframe for the UKMP. In the meantime, Ambler Metals will continue advancing the metallurgical test work on both Sunshine and Bornite over the last half of the year which will provide a better understanding of metallurgical performance in an operating scenario and advancing Arctic to the next level of mine design with identifying engineering studies such as trade-off studies and optimization studies of previously completed work. Ambler Metals will continue focusing on regional exploration by compiling historical data from the Ambler VMS Belt and developing 3D geologic models of the most promising prospects and prospect areas.

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

in thousands of dollars, except for per share amounts
Three months ended			Six months ended
Selected expenses	May 31, 2020 $	May 31, 2019 $	May 31, 2020 $	May 31, 2019 $
General and administrative	433	436	1,084	928
Mineral properties expense	-	2,906	1,545	4,441
Feasibility study	742	-	742	-
Professional fees	198	153	866	244
Salaries	226	282	450	563
Salaries – stock-based compensation	770	664	1,966	2,603
Investor relations	101	175	227	292
Gain on derecognition of assets contributed to joint venture	-	-	(175,770)	-
Equity in investee	561	-	739	-
Comprehensive earnings (loss) for the period	(3,002)	(4,509)	168,177	(8,845)
Basic earnings (loss) per common share	(0.02)	(0.04)	1.20	(0.07)
Diluted earnings (loss) per common share	(0.02)	(0.04)	1.13	(0.07)

For the three months ended May 31, 2020, Trilogy reported loss of $3.0 million (or $0.02 basic and diluted loss per common share). For the comparable period in 2019, we reported a net loss of $4.5 million (or $0.04 basic and diluted loss per common share). The decrease in comprehensive loss is primarily due to the elimination of mineral properties expense as these expenditures became the responsibility of Ambler Metals subsequent to the formation of the joint venture with South32 Limited ("South32") on February 11, 2020. For the three-month period ended May 31, 2019, Trilogy Metals spent $2.9 million in mineral properties expense, mostly consisting of internal engineering studies for the Bornite and Arctic Projects, meteorological and air quality studies for the Arctic Project and costs associated with preparing the camp for the field season.

Other variances in relation to the comparative three-month period ended May 31, 2020 consists of the following: i) feasibility study expenses of $0.7 million were related to the Arctic Project, and include costs incurred subsequent to the formation of Ambler Metals on February 11, 2020, for which there are no prior year comparatives; ii) share of loss in equity investment in Ambler Metals of $0.6 million, amounts for which do not exist in the comparable second quarter of 2019; iii) an increase of $0.1 million in stock-based compensation primarily due to option and restricted share unit ("RSU") awards that were granted and fully vested during the quarter; and iv) a decrease of $0.07 million in investor relations as marketing events scheduled during the quarter were postponed due to the impact of COVID-19.

For the six-month period ended May 31, 2020, Trilogy Metals reported comprehensive earnings of $168 million (or $1.20 basic and $1.13 diluted earnings per common share). For the comparable period in 2019, we reported a comprehensive loss of $8.8 million (or $0.07 basic and diluted loss per common share). The differences for the six-month period ended May 31, 2020, when compared to the same period in 2019, are primarily due to the gain of $176 million recognized from the contribution of mineral property assets to the joint venture with South32 upon formation of the Ambler Metals on February 11, 2020. This gain was offset by a $0.7 million loss reflecting the Company's 50% equity share of Ambler Metals operating loss for the six-month period ended May 31, 2020. There is no comparable amount in the second quarter of 2019.

Other variances noted for the comparative six-month period ended May 31, 2020 consist of the following: i) an increase in general and administrative expenses of $0.2 million, primarily due to executive recruiting fees; ii) an elimination of $2.9 million in mineral properties expense as all mineral property assets were contributed to Ambler Metals upon formation of the joint venture on February 11, 2020; iii) an increase of $0.6 million in professional fees primarily attributed to the implementation of new lease accounting standards, legal fees related to the formation of the joint venture and consulting fees for the former CEO, Rick Van Nieuwenhuyse who remained as a consultant to Trilogy Metals through to February 29, 2020; iv) the inclusion of $0.1 million of salaries in stock based compensation for the interim CEO; and iv) a decrease of $0.6 million in stock-based compensation driven primarily by a combination of a 200,000 unit reduction in the number of  stock options  granted as well as a lower share price contributing to a lower fair value for stock options, RSUs and deferred share units granted to non-executive directors as a portion of their director fees during the six-month period ended May 31, 2020.

Liquidity and Capital Resources

At May 31, 2020, we had $12.3 million in cash and cash equivalents and working capital of $12.8 million, which is sufficient to fund our ongoing operations for at least the next 12 months. The Ambler and Bornite Projects are fully funded by Ambler Metals and we do not anticipate needing to fund our 50% share of future expenditures to advance the projects until Ambler Metals' $145 million is spent.

Qualified Persons

Andrew W. West, Certified Professional Geologist, Exploration Manager for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101. Mr. West has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the UKMP in northwestern Alaska. On December 19, 2020 South32, which is a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within land package that spans approximately 172,636 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, statements relating to timing of permits (including the AMDIAP Record of Decision), the timing of the feasibility study on the Arctic Project, the Company's ability to fund its operations and the requirement for additional funding at Ambler Metals are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving success of exploration activities, permitting timelines, requirements for additional capital, risks pertaining to the outbreak of the coronavirus (COVID-19), government regulation of mining operations, environmental risks, prices for energy inputs, labour, materials, supplies and services, uncertainties involved in the interpretation of drilling results and geological tests, unexpected cost increases and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2019 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/July2020/08/c7470.html

%CIK: 0001543418

For further information: Company Contacts: Elaine Sanders, Vice President & Chief Financial Officer; Patrick Donnelly, Vice President Corporate Communications & Development, 604-638-8088, 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 08-JUL-20